Exhibit 99.1

AITX’s Subsidiary Robotic Assistance Devices Poised to Add Over $100K in Recurring Monthly Revenue

Detroit, Michigan, November 9, 2023 -- Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), is pleased to provide an update on order intake for the current quarter as it seeks to rapidly close the gap between revenue and SG&A expenses.

As the 3rd quarter of FY 2024, spanning September through November, progresses, AITX reports that the Company has received orders if fully completed to delivery, that will increase recurring monthly revenue (RMR) by over $100,000. Revenue numbers will be further increased by one-time installation and training fees, as well as ongoing monthly monitoring pass-through charges. The Company earns a percentage of remote monitoring pass-through revenue, and the actual monitoring work is done by a contracted third party.

The composition of sales this quarter to date showcases a diverse range of the Company’s innovative products, with 36 RIO™ 360 units, 28 RIO 180 units, and 18 standalone ROSA™ units ordered by clients who trust in the effectiveness and reliability of RAD’s solutions. Additionally, several large AVA™ sales are expected to close next quarter.

Despite November traditionally being a shorter month due to the Thanksgiving holiday, AITX remains optimistic about its trajectory. The company estimates an additional $52K in RMR could be realized before the end of the current quarter, and possibly result in some of this revenue rolling over into the following quarter, which is the final quarter of the fiscal year ending February 29, 2024.

Steve Reinharz, Founder & CEO of AITX and RAD, commented, “Stringing together multiple strong quarters will allow us to outperform the cash-flow break-even projections we shared during last Friday’s (November 3, 2023) Investor Conference. Simply put, that’s our goal.”

“Our outlook for the remainder of this quarter is positive, and we are already strategizing to maintain this momentum into the final quarter of the fiscal year and beyond,” said Mark Folmer, CPP, PSP, FSyI, President of RAD. “As we shared on November 3rd, our sales funnel is strong and consistently improving and growing.”

RAD’s robust order intake is a clear indicator of the Company’s progressive vision and its commitment to delivering state-of-the-art security solutions. With an expanding product line and a strategic approach to the market, AITX is on a steadfast path to redefine industry standards and enhance stakeholder value.

RMR is money earned from customers who pay for a subscription to a service or product. RAD’s solutions are generally offered as a recurring monthly subscription, typically with a minimum 12-month subscription contract.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price. The realization of the revenue referenced above is contingent upon several factors, including RAD producing and delivering the ordered products, customer acceptance of said deliveries, proper operation, client acceptance, client payment and any other issues that could interfere with these activities.

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Steve Reinharz

949-636-7060

@SteveReinharz